WidePoint Corporation

Year End 2011 Earnings Conference Call

March 29, 2012

Operator:             Ladies and gentlemen, thank you for standing by. Welcome to the WidePoint Corporation Year End 2011 Earnings Conference Call. During today’s presentation, all participants will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touchtone phone. For Operator assistance at any time, press star, zero. Today’s conference is being recorded, March 29th, 2012.

I would now like to turn the conference over to David Fore of Hayden IR. Please go ahead.

David Fore:           Thanks, Operator. Good afternoon to all participants in WidePoint’s Year End 2011 Financial Results conference call. With me today are WidePoint’s Chairman and CEO, Steve Komar, and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the 2011 annual results, and Jim will provide additional financial details. Then, we’ll open the call to questions from participants.

Before I turn the call over to Steve, I’d like to remind all participants that this conference call may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including factors discussed in the risk factor sections of WidePoint’s Annual Report on Form 10-K, in its quarterly reports on Form 10-Q, any other SEC filings the Company releases. Actual results may differ materially from these forward-looking statements, due to such risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

Thank you. And with that, I’ll turn the call over to WidePoint’s Chairman and CEO, Steve Komar, for opening remarks.

Steve Komar:        Thank you, David, and good day to everyone who has joined us this afternoon. As always, we appreciate and thank you for your interest in WidePoint. As we have shared with you over the past several months, 2011 was a difficult and challenging year for the Company. Notwithstanding the paralysis that characterized contracting activity in our key markets and the resulting drop in revenue opportunities, WidePoint actively managed to implement several short-term optimization goals, while also accomplishing our strategic goal of broadening our addressable markets and business opportunities. As a direct result, even with an almost 20% drop in year-to-year revenues and some deterioration in gross profit margins, the Company managed to deliver at least marginal bottom-line profitability in the last half of 2011, as well as for the full calendar year ended December 31st.

WidePoint managed this result despite the lingering short-term hurdles that impacted our business throughout the year, ranging from federal budget approval delays, the national debt ceiling debates, and the predictable delays or inactivity associated with new contract awards, and the deferred launch of anticipated new programs during that period. Even as we discuss 2011 results with you today, which Jim will do in detail in his comments, our management efforts and strategic focus is on WidePoint’s outlook for 2012, and the revenue growth and increased profitability we believe this year will bring.

In 2012, we are working to greatly expand our Communications Management business, with an emphasis on enhanced sales and marketing activities targeted to commercial and municipal markets and an expansion of existing channel partner relationships, now bolstered by our strategic acquisition of Avalon Global Solutions. This acquisition with its predominantly commercial client base, in combination with new communications management contract awards with the State of Nevada and the Western States Contracting Alliance Award during the first quarter of 2012, all support our long-term strategy to continue to broaden our customer base and market reach by adding a mix of commercial enterprises, state and local municipalities, and multi-national corporate customers, all using our proprietary solutions, and an increasing need of global support capabilities, device management, and securitized transmission capabilities.

Looking forward in 2012, we believe we are on track to almost immediately pick up revenue performance and operational profitability levels in the initial quarters of the year, in spite of the short-term spillover risk associated with governmental spending patterns and pending budget reductions. Our Communications Management business segment clearly reflects our strategy of diversifying our customer base, with a primary emphasis on the commercial market segment usage of our telecommunications solutions and services; and secondly, further opportunities for expansion in our federal, state, and local municipality spaces, as witnessed by our recent contracts win—wins with the State of Nevada and the Western States Contracting Alliance, led by the State of Utah.

With our Cybersecurity business segment, we fully expect our existing and pending initiatives to generate substantial new revenue growth in the future, as various federal agencies seek greater levels of identity assurance and data protection management solutions, coupled with an increasing consciousness regarding the need to better protect not only the federal information technology infrastructure, but the physical support infrastructure of the nation as well. As an authorized certificate authority and trusted provider for the federal government, we already provide digital credentialing for a number of departments and agencies. These include the Department of Defense, External Certificate Authority, or ECA; the General Services Administration’s Access Certificates for Electronic Services, or ACES; the Transportation Workers Identity Credential, or TWIC; the Federated Identity Cross Credentialing Alliance, or FiXs; and the General Services Administration’s Shared Service Provider Program, otherwise known as SSP.

We expect to see growth in this business segment in 2012, as the federal government continues to expand the requirement for credentialing of all personnel who do business with, or need access to, the U.S. government and its multiple agencies. In addition to improve baseline performance for this business segment already being realized early in 2012, we currently have several incremental cybersecurity solutions initiatives that are in play. While we view these incremental opportunities as additional upside opportunities, they come with the usual award date and implementation timing issues.

The groundwork we’ve laid over the past two years will continue to provide us with a platform to leverage opportunity in all segments of our business. We have significant initiatives and RFPs in our pipeline and a building backlog tied to contracts that have been recently awarded and are moving into the implementation stage. For the several reasons just discussed, we’re quite positive about the Company’s outlook for 2012.

With that, I’d like to turn the call over to Jim McCubbin, WidePoint’s CFO, for a more in-depth discussion of our financial results. I’ll then follow up with some final thoughts before opening the call to your questions. Jim, the floor is yours.

James McCubbin:                          Hello, everyone, and thank you, Steve. In 2011, we successfully navigated through some very tricky waters. As we entered the year, we quickly came to realize that, given the challenges that we were facing, we were going to need to be quite financially agile if we were going to accomplish some of our strategic goals and objectives. We also knew that, given the complex environment and our desire to efficiently finance our goals and objectives, we would need to maintain our fiscal discipline and stability, and doing this while knowing that we were going to have to wait on our Congress and Executive Branch to finish wrestling with both their budget issues and debt ceiling dramas, an interesting challenge for sure and one which we would need to work within, while the two branches of government worked through this onerous process; a process that ending up taking much of the year by the time they have finished it, leaving us with some contract wins and extensions in the end of September and December but without enough time to truly catch up revenue in 2011.

Therefore, our strategy during the year was to optimize our costs and investments. This was a good decision and allowed us to optimize our financial results, allowing us to finance a sales and marketing push into the municipal marketplace, to support financial areas where we knew we would have short to mid-term success within our focused revenue segments, as well as to lay the groundwork to allow us to expand into the commercial marketplace. In operationally addressing this strategy, we realized during the year that we were going to need to focus on operating—operational—profitability and not top-line growth if our environment did not change. We also knew that, to achieve our goals and objectives, we would also need to focus on paying down our debt and putting in place a financing plan that would allow us to fund our expansion plan beyond the federal marketplace.

The result of all of this activity, as expected, led to the following results: Our consolidated revenues for the year ended December 31st, 2011, were approximately $41.4 million, a decrease of $9.4 million, as compared to revenues of approximately $50.8 million for the year ended December 31st, 2010. This decrease was materially a result of the deferral of anticipated awards attributed to the U.S. federal government budget and debt ceiling issues, which negatively affected the issuance of past quarters and contracts, along with the reduction in billable calling minutes as we have shifted our focus towards a mix of higher margin managed services within our Communications Management segment.

Gross profit for the full year ended December 31st, 2011, was $9.2 million, representing a 22.3% gross margin, compared to $13.3 million or a 26.1% gross margin last year. The percentage of gross profit was lower for the full year of 2011 as compared to the same period of 2010 as a result of the lower percentage of higher margin revenues from our Cybersecurity segment in 2011, which we expect, by the way, to rebound in 2012.

Total operating expenses for the full year ended December 31st, 2011, decreased approximately $1.3 million or 12.6% to $9.1 million in the year ended December 31st, 2011, compared to $10.5 million for the year ago period. The decline was primarily attributable to a decrease in targeted sales and marketing activities, as well as internal efforts to centralize certain functions to support a growing infrastructure, while optimizing our sales and marketing expenses that were offset somewhat by legal and other costs, which we expensed in the fourth quarter that was associated with our recent acquisition of the assets of Avalon Global Solutions.

Given this, WidePoint finished our fiscal year 2011 with reported operating income of approximately $105,000 as compared to operating income of $2.8 million in the year ago period. Net income was approximately $247,000, which included the $199,000 income tax benefit, as compared to net income of approximately $6.4 million in the year ago period, which also included a $3.7 million income tax benefit.

Looking at the year from a different perspective, we would like to add that, on a positive note, that given our backlog, positive past performance and the high recurrence of our services model, our business model still showcased how resilient the model can be and the benefits that our model demonstrated when put into an overall negative financial environment and how it can recover very efficiently…all positive points to be recognized that demonstrates the leverage in the financial models that we have.

On another note, we’d also want to showcase that while our efforts were frustrated by events outside of our control in 2011 in regards to revenue growth, the steps we did take in 2011, as Steve has already discussed, did broaden our customer base in 2012, expanded our expected revenue forecast with an expected revenue range of $55 to $65 million for our fiscal year 2012, which should also lead to greater margins as more of our higher margin services positively influence our base margin rates and, therefore, should provide positive operating income before amortization cost, which will allow us to continue to pay down the debt that we’ve incurred with the asset acquisition of Avalon Global Solutions. In fact, in the first quarter of 2012 alone, we have paid down almost a $0.25 million of acquisition debt as a result of our continuing positive cash flow from operations.

Given this, 2012 looks financially promising as we focus on continuing to build a very valuable set of proprietary performing assets; performing assets that we plan to grow, improve, and showcase; performing assets that support the reason that our customers, which now span the globe, have had and continue to have such long-term customer allegiance to us. We would like to point out that this is where we believe the true financial value of what we are building lies, and goes unnoticed at times, our performing proprietary assets and the added efficient solutions they bring to our customers; customers that, over the years, that we have symbiotically been working with in both good times and in bad times with the tools that we have built to support their people and operations; customers that on average, I would like to point out, have been with us for four, five, and/or more years, working together in supporting our mutual goals of providing some of the best results with some of the best assets that we believe exist, both tangible and intangible, in our respective industries.

With that, I’d like to turn it back to you, Steve.

Steve Komar:        Thank you, Jim, and I appreciate those comments and observations. I think they’re important and people should take note. I’d like to take a few additional minutes and just highlight some recent events that we believe support some of our statements to you today in regard to improved performance expectations in 2012 and beyond.

In February, we announced that WidePoint’s iSYS subsidiary was awarded a new contract to provide telecommunications audit services to the State of Nevada over the next four years. This contract has a value of up to $10 million in revenue to WidePoint over the four-year period, and may be used by all State of Nevada agencies and city and county political subdivisions. Also, just last week, we announced that iSYS had been awarded a three-year master agreement contract to provide the Western States Contracting Alliance, otherwise known as WSCA, with wireless management and contract compliance services, with the State of Utah leading the charge. WSCA is a cooperative purchasing arm of the National Association of State Purchasing Officials, whose mission is to implement multi-state contracts to achieve cost effective and efficient acquisition of quality products and services for its 15 member states. By providing services under one single, pre-qualified contract vehicle to these member states, we can simplify our sales approach and shorten our sales cycle for each member state. This master agreement provides for wireless telecom contract auditing, compliance, and cost recovery services, and plan optimization and right sizing as part of a comprehensive wireless management tool for cell phones and smart devices, including data services. Additionally, individual participating states, city and county agencies can procure landline, voice-line auditing services through this contract.

This award is very similar in structure to the Federal Strategic Sourcing Initiative, otherwise known as FSSI, contract that was won by iSYS a few years ago that has resulted in WidePoint becoming the dominant provider of wireless telecommunication management services to the U.S. government. We’re obviously very excited about this recent win and the revenue potential it will afford us in the years to come.

At our ORC subsidiary, the impact that the OMD 11-11 directive, requiring implementation of approved PKI certificate solutions to access federal government communications links and facilities, has generated accelerating volumes of new and renewal ECA and ACES certificate issuance requests, which have been an increasingly substantial revenue generator for the business with each passing month. To date, only two federal gateway portals have adopted these requirements, with a much larger potential population yet to come.

As a partner to Lockheed Martin in the Transportation Security Administration’s TWIC contract, ORC continues to realize significant revenue performance in 2012 from its role as the certificate provider to the TSA’s security requirements for the nation’s port facility. A successor contract is in the works, acronymed TTAC, which will expand coverage to the nation’s air transport industry and, ultimately, the service transportation workers. ORC’s unique security solution has been designated as a required component of the overall solution to be provided by any successful bidder for this new expanded contract.

Concluding my prepared remarks, we believe the expectations we are setting for 2012 are achievable, even with some recognition of the short-term hurdles we’ve experienced tied to 2011 government budgeting impasses and required workarounds. We cannot guarantee the timing of new contracts and client implementation, but we can report that there is significant and growing interest in our increased products and services capabilities, and we have a strong and rapidly growing pipeline and backlog, which provides comfort and optimism going forward in 2012. Looking beyond 2012, we believe that the cost benefit aspects of our communications management solutions, combined with the rapid migration to wireless and smart device environments and globalization of services and support requirements, will drive this segment to increased and accelerated growth rates. Supplementing that will be our belief that contingent mandates for the adoption of secured certificate solutions or interface with government environments, combined with what we believe will be the natural convergence of mobile communications and secured identity and information protection, puts us in a strategically attractive, multi-year accelerating market opportunity.

And now, I’d like to open the call to your questions. Alicia, if you can assist us in opening the lines for listener questions and comments.

Operator:              Certainly. Ladies and gentlemen, at this time, we will begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone. If you’d like to withdraw your question, press the star, followed by the two. And if you’re using speaker equipment today, it will be necessary to lift your handset before making your selection.

And our first question comes from the line of Mike Malouf with Craig-Hallum Capital Group. Please go ahead.

Mike Malouf:       Great, thanks, guys. I’m wondering, Jim, if you could just give us a little bit of color on the quarter with regards to revenue. You know, usually you break that down between the telecom, consulting and the cybersecurity. Can you give us those numbers?

James McCubbin:                          Are you looking towards the first quarter expectations, or the prior fourth quarter?

Mike Malouf:        For the fourth quarter.

James McCubbin:                          Hang on for a second, Mike. I didn’t have those readily available. Mike, do you have another question? I’ll get right back to you on this one.

Mike Malouf:        Yes, sure. Maybe you could talk a little bit about operating income. As you go into 2012, you mentioned that you thought that the gross margins would go to the mid—to the high 20s. When you talk about starting out at that level, are you talking about starting at those levels, or on going higher? How do you think that works throughout the 2012?

James McCubbin:                          In 2012, for the first quarter, as we really assimilate everything in, I would estimate our margins would probably start out in the mid-20s, call it anywhere from 23 to 27%, up from last year’s fourth quarter that was down around 17%. So clearly, I’m forecasting at this time that we will see a bump right out in the first quarter. I’m also estimating a bump, of course, in revenue streams as well. And then, I see that migrating higher as more of the blended new margins and business from the commercial side, as well as some of the new awards come in line, which have higher margins. Some of our margins go as high as 70-plus% on some of the cyber work. And clearly, on the commercial and wireless for just the managed services, we see margins anywhere from 40 to 65%. So, it will be blended in time and, as that segment gets bigger, they’ll continue to drive it higher.

Mike Malouf:        Okay. But we should think about gross margins of kind of starting in that range that you said, and then kind of gradually going up throughout the year, right?

James McCubbin:             Yes, that’s what I would expect. Of course, for the second half of the year where you see a little bit more of the higher margin revenues, it could be a little lumpy maybe in the second quarter. It depends on what plays out the second quarter. But we do clearly see the margins increasing, and as we build out the asset bases in the future, performing asset bases, we do see that just continuing to climb. Okay?

Mike Malouf:       Okay, great. And one of you, you mentioned this new contract, the expanded contract that ORC was awarded…it’s sounds pretty exciting. I’m just kind of wondering if you could provide a referemce with regards to the potential there…a number?

Steve Komar:        Mike, I’m not sure which contract you’re asking about. Was it the replacement for the TWIC contract, which is TTAC?

Mike Malouf:        Yes.

Steve Komar:        TTAC. Yes, it’s an expanded population of users. I think you’re probably aware of the fact that a large majority of the ports under the TWIC contract have now been enrolled. There is some residual growth there and the results of the renewal aspect of those annuity revenue streams. In regard to TTAC, the successor contract, that contract is in final RFI stage. It will go to RFP, but the timing is unsure, so I don’t want to overstate the scenario. But we would expect the contracting process to result in award probably some time in the second half—in the third quarter or the fourth quarter, certainly in the second half of the year. So that increment, that uptick has not happened yet, although we know that there are three surviving bidders that have been prequalified by the government, and our ORC solution is featured prominently in each of those. So we’re feeling pretty comfortable about the outcome. The timing is less clear. I think it’s probably safe to say the second half of the year.

Mike Malouf:        Okay. How significant is that on a number of people, you think? That’s just for 2012 obviously, since we know that that’s going to start late in the year, but as you look out over the next couple of years with that contract...

James McCubbin:             Well, I mean, you can just look at the DHS response alone; they’re looking at the TTAC contract to ultimately affect as many as 40 million users. And right now…

Mike Malouf:        And what would be your average price on something like that?

James McCubbin:             Right now, we have to see which of the three bids work out and what kind of negotiated pricing that we work out with them, ultimately. You’re going to have a wide range of pricing, depending on the level of security and/or the level of credential that is provided to each group. It could be anywhere from a few dollars, all the way up to a few hundred dollars. We just don’t know yet, Mike. It’s too preliminary to make a call on that.

Mike Malouf:        Okay.

James McCubbin:             It is material to us though.

Mike Malouf:        Well, certainly even at a few dollars per year, that 40 million would material to you.

James McCubbin:             Right, so no matter what, I guess the point is, that it’s material, the result of it and, you know, it will probably be a five-year work in process just like the TWIC was. And TWIC, you know, Lockheed Martin did a fine job with, and they scaled it to over two million users—but this next step is really scaling it much broader.

Hey, Michael, so on the revenue side, just quickly—and I can give you better details later—I’m looking at around $5.8/$5.9 million on the wireless side; cyber, $1.4 million; consulting, $3 million; approximately $10.2 million total for the fourth quarter, okay?

Mike Malouf:        Okay, perfect. That’s very helpful. I’ll get back in the queue. Thanks a lot. I appreciate it.

James McCubbin:             All right. Thanks a lot, Mike.

Operator:             Thank you. Our next question comes from the line of Mark Jordan with Noble Financial. Please go ahead.

Mark Jordan:      Good afternoon, gentlemen. I’d like to ask a question relative to the Western States as a contracting alliance. I think in your press releases, you mentioned that it had a baseline spend of about $3.1 billion. Could you talk a little bit about how fragmented that market is? Who are the current incumbents? How much is being done in-house? And what would be the competitive cycle for this business to come up for competition?

Steve Komar:        Well, we can—hi, Mark, by the way. We can start with the fact that it is not—at least the great majority of the opportunity is not— a competitive displacement. It’s an outsourcing, if you will, of existing internal efforts or the absence thereof, which we also think will accelerate the sales cycle from our perspective. In terms of fragmentation of the marketplace, I think probably the fact that there are 15 member—primary member—states is an indication to the fact that it will be an individual state sell-cycle and that there will be some implementation timelines, and I think that’s why we put out some commentary about this being a multi-year opportunity in terms of the implementation phase.

An interesting subset of that is that under this contract, theoretically, all 50 states can bid under it as a contracting facility. But, frankly, we haven’t even gone in that direction yet. We figure it’ll be an interesting enough challenge to contract and implement most of all of the 15 primary member states.

Mark Jordan:       Okay. A question relative to growth—obviously, you’re looking at a significant rebound in growth in the current year. The range implies, I guess, 33%-57% growth. What percent of that is represented by the Avalon acquisition?

James McCubbin:             Mark, right now, we would project on the low end, $9 million; on the high end, $11-$12 million from Avalon.

Mark Jordan:        Okay. I guess, the third question I would have is thatwith those rates of growth obviously being very high, how are you budgeting your operating expense lines, both selling and G&A? I mean, is G&A going to be—and with that high growth—going to be controlled to a high single digit growth rate? And what kind of growth rate and selling expense would you expect?

James McCubbin:             Well, actually, that’s a good question. We tend to be a little conservative, and in the first quarter or two, we tend to build our sales and marketing budgets towards the lower end of our expectations with a natural ramp built into it. That’s just a little bit of how we’ve done things, because remember, with the sales cycle being anywhere from six months to a year and a half, you know, some of this is working on this year and some of it’s working on 2013.

Mark Jordan:       Okay. Thank you very much.

James McCubbin:             Thank you.

Operator:             Ladies and gentlemen, as a reminder for any questions, please press the star, one on your touchtone phone. If you’re using speaker equipment today, it will be necessary to lift your handset before making your selection.

Our next question comes from the line of Chris Sigala with B. Riley and Company. Please go ahead.

Chris Sigala:       Yes. Thanks for taking my question. Just trying to piece together some of the information you’re putting out there. So, it’s nice to hear that you expect gross margins to sequentially increase through 2012. I’m curious, now that you’ve had some time to integrate the Avalon acquisition and get a better sense of the revenue contribution in 2012, have you had any updates on sort of how you look at a target operating model? You know, what sort of gross margin and operating margin profiles do you think this business is capable of achieving?

Steve Komar:       Sure, I’ll comment first. At the start of your question, you talked about basically how we’re bringing the businesses together. And I would tell you that I think in the first part, I could now say three months, we’ve made what we consider to be dramatic and rewarding progress. We’ve brought the organizations together and are doing so increasingly on a daily basis. That allows us to harvest a lot of the skills and competencies that Avalon has in terms of its sales and marketing culture, which is focused primarily against the commercial marketplace. And that is a synergistic benefit that we have going forward.

In addition to that, we’ve had the opportunity to look to functionally integrate the operating environment with some of our existing support environment in the telecommunications space, and that also is going very well. It is far from completed but we’ve made dramatic progress and I think all the players are pretty excited about the potential that will bring to the operating model.

But as to the projections, I’ll defer to Jim on that.

James McCubbin:             Thanks for calling in, by the way. We’re going to have a better answer for you in the first quarter. We are looking at the operating model right now, and we have two months of experience right now. We really want to report that update on our first quarter. While we know it’s positive and it’s having a positive effect on margins, I don’t think we’re prepared to discuss it yet until we really put the numbers out in May for the first quarter results, and then we’ll have something a little bit more tangible to discuss with you. But again, we definitely—and right out of the pocket in January—saw positive contributions to the operating model and to the operating platform, especially on the margins?

Chris Sigaala:     Okay, good. Yes, we’ll be looking forward to that in May. Last question, then, would just have to do with the debt pay-down. It was good to see. You commented you’ve already paid down some debt here in Q1. Just wondering if that’s sort of the plan going out, through 2012, to pay down debt at a similar magnitude.

James McCubbin:             Absolutely. As you know, what’s great about our business model is we are profitable, but the more importantly, we are creating strong cash flows. And with those cash flows, we do and historically paid down debt as quickly as we possibly can. The nice thing about the AGS asset acquisition we did is from a cash perspective, it was accretive immediately, which is very beneficial to our model. And with that, in the first quarter as I said, we’ve paid down close to a $0.25 million. We plan in the second quarter to continue at that pace alone so, hopefully, being close to the $0.5 million just within the first six months.

Chris Sigala:      All right, thanks a lot, guys.

Steve Komar:      Thank you.

Operator:            Thank you. Our next question comes from the line of Steve Shaw with Sidoti & Company. Please go ahead.

Steve Shaw:        Hey, guys. My questions were already asked. Jim, can you just give me the operating cash and the capex for the year?

James McCubbin:             Actually, I can’t right this second. We are just, actually with the AGS deal, completing our budgets this week, and I haven’t addressed the capex, but capex will not be material. That it will be in the hundreds of thousands of dollars is our best estimate at this time. So, as you model, Steve, and update your analysis, it’s not going to be too much more out of line than what it was last year.

Steve Shaw:        All right.

James McCubbin:             And I can address that. What was your second question?

Steve Shaw:        The cash from operating activities.

James McCubbin:             Well, looking forward, we’re projecting operating income less amortization and depreciation should be, if all goes along our targeted range of $55 to $65 million in revenue, anywhere from $3.5 million on the low side to as much as $6.5 million on the upside, not including any breakouts anywhere. We are trying to be conservative. But clearly, you can understand we can more than support $0.5 million or so of capex, $1 million at least a pay-down in debt and still build cash reserves, which we tend to really husband and manage our balance sheet very effectively, and that’s what we’re doing again.

Steve Shaw:        Okay. All right, thanks, Jim.

Steve Komar:     Thanks, Steve.

Operator:             Thank you. Our next question comes from the line of Sam Donaldson, a private investor. Please go ahead.

Sam Donaldson:             Once again, good work in bringing us to this point in a very difficult year. But now, I want to talk about the future in the same way because you’ve touched on it a couple of times. We have a continued reservation that the—from the government through this fiscal year, and then we have a deal from the debt ceiling increase, on paper at least, which bring us to the first of the next year and some very steep cuts in all areas, including defense. But as you know, many House Republicans want to renege on the deal. They want more cuts. And many are expecting already to shut down the government once again.

So the question becomes, as we don’t really know what’s going to happen, if we go through this one more time, or by expanding the outreach to other areas, as you have been doing, any idea how the House, to what extent that would mitigate what happened this last year if the government goes through the same kind of troubles that it did, next year?

Steve Komar:     Well, I think last quarter—Sam, this is Steve—I think you asked this question appropriately last quarter, and I think I probably gave you a little bit of a flip response, and I’ll try not to do that this time. But, that is an underlying reality of our environment today. We suffered for it in 2011. I can only echo and agree with your summation of what might happen going forward in the next 12 or more months. And all that I can offer as relief—and believe me, we live with this every day—all that I can offer in relief is that we have significantly changed the mix of our revenues in the course of the past year to move them away from a centralization in the federal government market, and I think that’s a step in the right direction. To the extent that a significant portion of our revenues remain in the federal government sector, another substantial portion of those are in place in multi-year agreements, and I cross my fingers when I say, I don’t believe that there is any substantial risk to the continuity of those revenue streams.

So the place that our risk is and that we’re hanging out, for lack of a better term, is in our expectations for new revenue generation from federal government sources. And I think I can state that our expectation for that in 2012 is dramatically less than it was in 2011, and that is our forward hedge against that risk. But is it there? Yes, Sam, it is there.

Sam Donaldson:   Well, that’s pretty comforting…

Steve Komar:         Jim, I don’t know if you want to add a comment to that.

Sam Donaldson:  Because what you guys have done this past year, and before that, is recognized you need to expand for the federal government. I think it’s the cushion that we’re all hoping for. And I don’t mean to be a pessimist, but my view is it’ll take at least this next election, and probably two elections, before the people who want to shut down our government are no longer in our government, at least not to the extent that they can do that to us.

Steve Komar:        Yes.

Sam Donalson:     Again, congratulations of getting it to this point, and then, I continue to be an optimist about WidePoint. Thanks.

Steve Komar:        Well, thank you, Sam. Appreciate that very much.

Operator:              Thank you. And I show no further questions in the queue at this time. I’d like to turn the conference back to management.

Steve Komar:      Thank you again, Alicia. I hope that in the course of this call, we’ve been able to convey to you management’s balanced assessment of 2011 results and our enthusiasm about our outlook for 2012 and beyond. I’d like to thank you all for your time and interest in WidePoint. We certainly appreciate your continued commitment to our business building and valuation enhancement efforts.

In turn, you have our wholehearted commitment to the achievement of both the strategic and related tactical goals we’ve discussed this afternoon. We look forward to the opportunity to talk with you again at our first quarter conference call in mid-May and to report on our progress. Until then, thank you and have a great evening.

Operator:             Ladies and gentlemen, this does conclude our conference for today. Thank you for your participation. You may now disconnect.